Exhibit 10.5

SLUSH PULP SALES AGREEMENT

This Agreement is made this      day of                     , 2007 by and between Weyerhaeuser Company, a Washington corporation (hereinafter referred to as “Weyerhaeuser”) and DOMTAR PAPER COMPANY, LLC, a Delaware limited liability company (hereinafter referred to as “Domtar”).

RECITALS

A.	Pursuant to an Amended and Restated Transaction Agreement dated as of 2007 (“Transaction Agreement”) Domtar will be conveyed, inter alia, certain assets located at Columbus, Mississippi.

B.	Domtar will be operating a coated groundwood paper mill in Columbus, Mississippi adjacent to Weyerhaeuser’s Columbus pulp mill and will require a supply of chemical wood pulp for operation of that facility. Unless otherwise stated herein all references to slush pulp and chemical wood pulp shall be deemed to refer to bleached kraft slush pulp.

C.	Weyerhaeuser has available for sale chemical wood pulp produced in its Columbus, Mississippi pulp mill and agrees to sell such chemical wood pulp to Domtar upon the terms and conditions stated below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, Weyerhaeuser and Domtar agree hereto as follows:

1. TERM; RENEWAL:

This Agreement shall be in effect for a period of one year, beginning on the      day of                     , 2007 and ending on the      day of                     , 2008 (the “Initial Term”). The Initial Term shall thereafter be renewed upon the same terms and conditions for additional one year renewal terms, provided either party may cancel this Agreement upon 90 days notice prior to the end of the Initial Term or any one year renewal term thereafter.

2. QUANTITY:

2.1	Weyerhaeuser agrees to sell from its Columbus, Mississippi facility and Domtar agrees to purchase bleached kraft slush pulp during the term of this Agreement. The volumes to be sold to Domtar are more specifically set forth in Exhibit A, attached hereto and incorporated herein.

2.2	Weyerhaeuser agrees to use its best efforts to supply the chemical wood pulp in the volumes described herein to Domtar. To the extent the requested volumes Domtar desires to purchase from Weyerhaeuser in any one month substantially exceed its average monthly purchases from Weyerhaeuser during the proceeding 12 months (normal requirements), the excess shall be treated as an abnormal requirement, and Weyerhaeuser shall use its best efforts to supply it with the understanding that this request does not take precedent over all other customer requests.

2.3	Weyerhaeuser shall not be liable to Domtar for any supply interruptions, regardless of cause, including, without limitation, acts of God, equipment failure, scheduled maintenance or market downtime which Weyerhaeuser’s Columbus facility is required to take. Weyerhaeuser agrees to communicate the scheduled production downtime dates one year in advance, but these dates shall be subject to change based on operating needs and market conditions. Weyerhaeuser will use its best efforts to communicate such dates to Domtar as soon as they are known to Weyerhaeuser. The parties will meet annually for so long as this Agreement is in effect, to establish contractual slush pulp supply volumes and slush pulp production plans and outage dates.

2.4	Weyerhaeuser shall reserve at least a 25% level of one high density storage chest as a contingency supply for Domtar at its Columbus pulp mill to be used in the event of a supply interruption. Domtar agrees to supply its own finished bale inventory to cover supply interruptions beyond the contingency level supply to be reserved by Weyerhaeuser.

3. QUALITY AND WEIGHT DETERMINATION:

All chemical wood pulp sold and delivered hereunder shall be standard bleached kraft wood pulp or such other grade of chemical wood pulp as shall be mutually agreed from time to time. All chemical wood pulp supplied shall be suitable for use in a coated groundwood facility of the type operated by Domtar. This Agreement is made and the wood pulp covered hereby is to be invoiced on the basis of air-dry fiber as calculated from the measured flow and consistency of the slush pulp that is delivered to Domtar’s coated groundwood paper mill. Air dry fiber by convention is defined as pulp containing 10% moisture and 90% bone dry fiber.

“Metric ton” means 2,204.6 pounds of chemical wood pulp on an air-dry basis. Unless otherwise specified all references to tonnage shall mean metric tons, dimensions shall mean the International Metric System, and monetary amounts shall be in U.S. dollars. The quality and weight of chemical wood pulp delivered shall be in accordance with the current quality specifications outlined in the Domtar customer specification sheet, attached hereto, marked Exhibit B, and included herein by reference.

4. TITLE AND RISK OF LOSS:

Title and risk of loss to wood pulp delivered hereunder shall pass to Domtar upon delivery of chemical wood pulp to Domtar’s coated groundwood paper mill.

5. PRICE AND PAYMENT: The price and payment terms are more specifically set forth in Exhibit C, attached hereto and incorporated herein.

6. FORCE MAJEURE:

The duties of either party hereunder shall be excused to the extent and for the period of time necessitated by the occurrence of any fire, flood, earthquake, other natural disaster, labor dispute, war, direct act or intervention of any government or subdivision thereof, or other event of force majeure beyond the control of any party. In the event any of the aforesaid events should prevent performance by one of the parties, the other party who is ready to perform shall be free to deal with third parties regarding sale or purchase of the material to be sold and delivered hereunder provided it acts in a manner not inconsistent with its obligations under this Agreement.

7. BREACH:

Unless excused by the provisions of paragraph 6 above, should either party fail to perform any of its obligations pursuant to this Agreement, and should such failure continue for a period of thirty (30) days after the other party shall have given written notice thereof, then such party shall be deemed to have breached this Agreement and the party not in breach may, at its option, cancel this Agreement and whether or not canceled shall be free to deal with third parties regarding the purchase and sale of chemical wood pulp to be sold and delivered hereunder. The suspension of sales or purchases or the cancellation of this Agreement, as provided herein, shall not in any way prejudice or impair either party’s rights or remedies provided for herein or under applicable law, and the remedies expressed herein shall not be deemed to be exclusive, but shall be in addition to all other remedies available to either party under applicable law, including the right to compensatory damages.

8. WARRANTY AS TO QUALITY; LIMITATION OF LIABILITY:

8.1 Weyerhaeuser warrants only that each delivery of chemical wood pulp under this warranty shall meet the specifications described in the attached Exhibit B. Weyerhaeuser’s obligation hereunder is limited to the refunding of the price and other payments received from Domtar for the defective portion of the shipment. THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES EXPRESSED OR IMPLIED, INCLUDING MERCHANTABILITY, AND ALL OTHER OBLIGATIONS OR LIABILITIES ARISING OUT OF WEYERHAEUSER’S FAILURE TO MEET SAID SPECIFICATIONS, INCLUDING LIABILITIES ARISING FROM CLAIMS OF CONTRACT OR TORT.

8.2 In no event will either party be liable to the other for any special, incidental or consequential damages (including, without limiting the generality of the foregoing, or punitive damages), regardless of whether the party knows or should have known of the possibility of such damages being incurred by the aggrieved party.

9. PROHIBITION OF ASSIGNMENT:

No attempted assignment of this Agreement, in whole or in part, by operation of law or otherwise, shall have any force or effect whatsoever without the prior written consent of the other party except that each party is permitted to assign this Agreement to or for the benefit of any one or more of the following: any person or entity controlling, controlled by or under common control with that party and any corporation into which that party shall be merged or consolidated or to which it shall have sold all or substantially all of its assets; on the condition that contemporaneously with such assignment the assignee shall execute and deliver to all parties hereto, an Addendum to this Agreement agreeing to be a party of and bound by this Agreement and by such delivery the other party hereto shall thereby become bound to the assignee.

10. NOTICES:

Any notice, consent, approval, authorization, waiver or permission hereunder shall be ineffective unless in writing, signed by a representative of the sender authorized to do so by an officer of the sender, and shall be deemed given only when delivered in person to an officer of the addressee or when transmitted by facsimile (provided confirmation is sent by mail within 1 business day) or upon receipt when such notice was sent by mail. The term “sent by mail” shall mean deposited in the United States mail, registered or certified mail return receipt requested, postage prepaid, addressed to the receiving party at the address and to the attention of the person below or such other address or person as the receiving party may notify the other.

To Weyerhaeuser:	Weyerhaeuser Company
______________
______________
______________

Facsimile:

To Domtar:	c/o Domtar Inc.
395 Blvd. de Maisonneuve West
Montreal, QC H3A 1L6
Attention: Corporate Secretary

Attn: Corporate Secretary
Facsimile: (514) 848-6850

11. INTERPRETATION:

The laws of the State of Mississippi shall govern all aspects of this Agreement, including its validity, interpretation, performance, operation and enforcement. It is the intent of the parties that this Agreement be the finding and enforceable obligation of each party and be interpreted as aforesaid from and after the date of execution hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the      day of                     , 2007.

WEYERHAEUSER COMPANY	DOMTAR PAPER COMPANY, LLC

By:	By:

Its:	Its: